Exhibit 99.1

Lawrence D. Kingsley Appointed to Polaris Industries Inc. Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--February 1, 2016--Polaris Industries Inc. (NYSE: PII) appointed Lawrence D. Kingsley to the Company’s Board of Directors on Jan. 28, 2016.

Mr. Kingsley served as the Chairman and Chief Executive Officer of Pall Corporation from 2013 to 2015, and as CEO and President from 2011 to 2013. He served in the roles of Chairman, Chief Executive Officer and President of IDEX Corporation between 2005 and 2011, in addition to being Chief Operating Officer prior to that.

“We are extremely pleased to welcome Larry to our Board,” said Polaris Chairman and CEO Scott Wine. “Larry is an accomplished CEO with an outstanding track record of driving results through operational improvements, corporate development and strategic execution, all of which are critically important to Polaris as we seek to expand our leadership in powersports and grow through global adjacent markets.”

Mr. Kingsley also held management positions of increasing responsibility at Danaher Corporation, Kollmorgen Corporation and Weidmuller Incorporated.

Mr. Kingsley holds an undergraduate degree in Industrial Engineering from Clarkson University and an MBA from the College of William and Mary. He serves as a Director for Rockwell Automation Corporation.

About Polaris
Polaris Industries Inc. (NYSE: PII) is a global powersports leader with annual 2015 sales of $4.7 billion. Polaris fuels the passion of riders, workers and outdoor enthusiasts with our RANGER®, RZR® and POLARIS GENERAL™ side-by-side off-road vehicles; our SPORTSMAN® and POLARIS ACE® all-terrain off-road vehicles; VICTORY® and INDIAN MOTORCYCLE® midsize and heavyweight motorcycles; SLINGSHOT® moto-roadsters; and Polaris RMK®, INDY®, SWITCHBACK® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories sold under multiple recognizable brands, and has a growing presence in adjacent markets globally with products including military and commercial off-road vehicles, quadricycles, and electric vehicles. www.polaris.com

CONTACT:
Polaris Industries Inc.
Kelly Basgen, 763-519-1740
Kelly.Basgen@polaris.com